EXHIBIT A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 12, 2016

INTERWEST PARTNERS X, LP

		By:	InterWest Management Partners X, LLC
its General Partner

		By:	/s/ Gilbert H. Kliman
By:	/s/ Bruce A. Cleveland		Managing Director
Name:	Bruce A. Cleveland
INTERWEST MANAGEMENT PARTNERS X, LLC
By:	/s/ Keval Desai
Name:	Keval Desai	By:	/s/ Gilbert H. Kliman
Managing Director

By:	/s/ Philip T. Gianos
Name:	Philip T. Gianos

By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes

By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman

By:	/s/ Khaled A. Nasr
Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky

By:	/s/ Douglas A. Pepper
Name:	Douglas A. Pepper